                                                                       EX 10.39
================================================================================



                           STOCK PURCHASE AGREEMENT



                                 BY AND AMONG



                         GLOBAL VACATION GROUP, INC.,
                                   ("BUYER")



                           ISLAND RESORT TOURS, INC.
                                      AND
                     INTERNATIONAL TRAVEL & RESORTS, INC.
                        (COLLECTIVELY, THE "COMPANIES")


                                      AND


                               STEPHEN A. HICKS,
                               ROBERT A. BARRETT
                                      AND
                           FAIRWEATHER HOLDING, CO.
                         (COLLECTIVELY, THE "SELLERS")




                              DATED APRIL 1, 1999

================================================================================

                               TABLE OF CONTENTS

                                                                                                              Page

ARTICLE I   DEFINITIONS                                                                                         61

   1.1 DEFINITIONS                                                                                              61

ARTICLE II  AGREEMENT OF PURCHASE AND SALE; CLOSING                                                             64

   2.1 AGREEMENT TO SELL AND PURCHASE                                                                           64
   2.2 PURCHASE PRICE AND ASSUMPTION OF INDEBTEDNESS                                                            64
   2.3 PAYMENT OF PURCHASE PRICE                                                                                64
   2.4 CLOSING                                                                                                  65
   2.6 CLOSING AUDIT                                                                                            65
   2.7 POST-CLOSING NET WORTH ADJUSTMENT TO PURCHASE PRICE                                                      65
   2.8 EARNED PAYOUT AMOUNT                                                                                     34

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SELLERS                                   66

   3.1 CAPITALIZATION                                                                                           66
   3.2 NO LIENS ON SHARES                                                                                       66
   3.3 OTHER RIGHTS TO ACQUIRE CAPITAL STOCK                                                                    66
   3.4 DUE ORGANIZATION                                                                                         67
   3.5 SUBSIDIARIES                                                                                             67
   3.6 DUE AUTHORIZATION                                                                                        67
   3.7 FINANCIAL STATEMENTS                                                                                     67
   3.8 CERTAIN ACTIONS                                                                                          68
   3.9 PROPERTIES                                                                                               68
   3.10 LICENSES AND PERMITS                                                                                    69
   3.11 INTELLECTUAL PROPERTY                                                                                   69
   3.12 COMPLIANCE WITH LAWS                                                                                    69
   3.13 INSURANCE                                                                                               69
   3.14 EMPLOYEE BENEFIT PLANS                                                                                  69
     (a) Employee Welfare Benefit Plans                                                                         69
     (b) Employee Pension Benefit Plans                                                                         70
     (c) Employment and Non-Tax Qualified Deferred Compensation Arrangements                                    70
   3.15 CONTRACTS AND AGREEMENTS                                                                                70
   3.16 CLAIMS AND PROCEEDINGS                                                                                  71
   3.17 TAXES                                                                                                   71
   3.18 PERSONNEL                                                                                               72
   3.19 BUSINESS RELATIONS                                                                                      72
   3.20 ACCOUNTS RECEIVABLE; CUSTOMER DEPOSITS AND BOOKINGS; FINANCIAL RESULTS DURING CURRENT STUB PERIOD       72
     (a) Accounts Receivable                                                                                    72
     (b) Customer Deposits; Bookings                                                                            72
     (c) Financial Results During Current Stub Period                                                           73
   3.21 BANK ACCOUNTS; INVESTMENTS                                                                              73
   3.22 CUSTOMER CLAIMS                                                                                         73
   3.23 BROKERS                                                                                                 73
   3.24 AFFILIATED TRANSACTIONS                                                                                 73
   3.25 FUNDED INDEBTEDNESS; LETTERS OF CREDIT; UNDISCLOSED LIABILITIES                                         73
     (a) Funded Indebtedness                                                                                    73
     (b) Letters of Credit                                                                                      73
     (c) Undisclosed Liabilities                                                                                73
   3.26 YEAR 2000                                                                                               74

   3.27 ARC COMPLIANCE                                                                                          74
   3.28 INFORMATION FURNISHED                                                                                   74

ARTICLE IV   BUYER'S REPRESENTATIONS AND WARRANTIES                                                             74

   4.1 DUE ORGANIZATION                                                                                         74
   4.2 DUE AUTHORIZATION.                                                                                       74
   4.3 NO BROKERS                                                                                               74
   4.4 INVESTMENT                                                                                               74

ARTICLE V   COVENANTS                                                                                           75

   5.1 CONSENTS OF OTHERS                                                                                       75
   5.2 SELLERS' EFFORTS                                                                                         75
   5.3 POWERS OF ATTORNEY                                                                                       75
   5.4 CONDUCT OF BUSINESS PENDING CLOSING                                                                      75
   5.5 ACCESS TO RECORDS BEFORE CLOSING.                                                                        75
   5.6 PAYMENTS TO THE COMPANIES BY THE SELLERS                                                                 76

ARTICLE VI  POST-CLOSING COVENANTS                                                                              76

   6.1 GENERAL.                                                                                                 76
   6.2 TRANSITION.                                                                                              76
   6.3 CONFIDENTIALITY.                                                                                         76
   6.4 COVENANT NOT TO COMPETE                                                                                  76
   6.5 ADDITIONAL MATTERS                                                                                       77
   6.6 LITIGATION SUPPORT.                                                                                      78
   6.7 AUDITS.                                                                                                  78
   6.8 BOCA RATON BRANCH.                                                                                       78

ARTICLE VII   CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING                                        79

   7.1 CONDITIONS TO BUYER'S OBLIGATIONS                                                                        79
     (a) Covenants, Representations and Warranties                                                              79
     (b) Consents                                                                                               79
     (c) Leases                                                                                                 79
     (d) Discharge of Indebtedness and Liens                                                                    79
     (e) Transfer Taxes                                                                                         79
     (f) Financial Condition                                                                                    79
     (g) Preliminary Closing Balance Sheet.                                                                     79
     (j) Documents to be Delivered by the Sellers and the Companies                                             79
        (i) Opinion of Sellers' Counsel                                                                         79
        (ii) Certificates                                                                                       79
        (iii) Release                                                                                           80
        (iv) Escrow Agreement                                                                                   80
        (v) Termination of Employment Agreements                                                                80
        (vi) Stock Certificates                                                                                 80
        (vii) Resignation of Directors                                                                          80
   7.2 CONDITIONS TO THE SELLERS' AND THE COMPANIES' OBLIGATIONS                                                80
     (a) Covenants, Representations and Warranties                                                              80
     (b) Consents                                                                                               80
     (c) Escrow Agent                                                                                           80
     (d) Payments to the Sellers                                                                                80
   7.3 WAIVER                                                                                                   80

ARTICLE VIII   INDEMNIFICATION                                                                                  80

   8.1 INDEMNIFICATION OF BUYER                                                                                 80
   8.2 DEFENSE OF THIRD PARTY CLAIMS                                                                            81
   8.3 PROCEDURE FOR CLAIMS                                                                                     81

     (a) Escrow Claims.                                                                                         81
     (b) Other Claims                                                                                           81
   8.4 TAX AUDITS, ETC.                                                                                         82
   8.5 INDEMNIFICATION OF SELLERS                                                                               82

ARTICLE IX   TERMINATION                                                                                        83

   9.1 TERMINATION                                                                                              83
   9.2 EFFECT OF TERMINATION                                                                                    83

ARTICLE X   MISCELLANEOUS                                                                                       83

   10.1 MODIFICATIONS; WAIVERS                                                                                  83
   10.2 NOTICES                                                                                                 83
   10.3 COUNTERPARTS; FACSIMILE TRANSMISSION                                                                    84
   10.4 EXPENSES                                                                                                84
   10.5 BINDING EFFECT; ASSIGNMENT                                                                              85
   10.6 ENTIRE AND SOLE AGREEMENT                                                                               85
   10.7 GOVERNING LAW                                                                                           85
   10.8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS                                                   85
   10.9 DISPUTE RESOLUTION                                                                                      85
   10.10 INVALID PROVISIONS                                                                                     85
   10.11 PUBLIC ANNOUNCEMENTS                                                                                   85
   10.12 REMEDIES CUMULATIVE                                                                                    85
   10.13 THIRD PARTIES                                                                                          85
   10.14  STRICT CONSTRUCTION                                                                                   86

         LIST OF EXHIBITS
         Exhibit A                  Form of Escrow Agreement
         Exhibit B                  Form of Opinion of Sellers' and the Companies' Counsel
         Exhibit C-1                Form of Sellers' Officer's and Stockholder's Certificate
         Exhibit C-2                Form of Sellers' Secretary's Certificate
         Exhibit D                  Form of Release
         Exhibit E                  Sellers' Account and Wire Transfer Instructions (Section 2.3)
         Exhibit F                  Articles (F-1) and Bylaws (F-2) and Qualified
                                                 Jurisdictions (F-3) (Section 3.4)
         Exhibit G                  List of  Properties (Section 3.9)
         Exhibit H                  List of  Licenses and Permits (Section 3.10)
         Exhibit I                  List of Intellectual Property (Section 3.11)
         Exhibit J                  List of Insurance (Section 3.13)
         Exhibit K                  List of Contracts (Section 3.15)
         Exhibit L                  List of Personnel (Section 3.18)
         Exhibit M                  List of Bookings, Customer Deposits, Prepayments
                                                 and Refunds and Customer Claims (Section 3.20)
         Exhibit N                  List of  Bank Accounts and Investments (Section 3.21)
         Exhibit O                  List of Letters of Credit (Section 3.25(b))
         Exhibit P                  List of Funded Indebtedness (Section 7.1(d))
         Exhibit Q                  Hicks Employment Agreement
         Exhibit R                  Barrett Boca Raton Agreement

         LIST OF SCHEDULES

         Preliminary Balance Sheet
         Disclosure Schedule
         Ownership Schedule
         Tax Payments Schedule

         Annex I - Determination of Earned Payout Amount

                           STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of April 1, 1999, by and among GLOBAL VACATION GROUP, INC., a New York corporation ("BUYER"), ISLAND RESORT TOURS, INC., a New York corporation ("ISLAND") and INTERNATIONAL TRAVEL & RESORTS, INC., a New York corporation ("ITR," collectively, Island and ITR are referred to herein as the "COMPANIES") and STEPHEN A. HICKS ("HICKS"), ROBERT A. BARRETT ("BARRETT") and FAIRWEATHER HOLDING, CO. ("FAIRWEATHER," collectively, Hicks, Barrett and Fairweather are referred to herein as the "SELLERS").


                                   RECITALS

A. The Companies are engaged in the business of providing wholesale travel sales and vacation packaging services (the "TOUR BUSINESS") to travel agents and other customers located in the United States of America (the "BUSINESS"); and

B. The Sellers own all of the issued and outstanding shares of capital stock of the Companies (the "SHARES"); and

C. Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares owned by the Sellers on the terms and subject to the conditions hereinafter set forth in this Agreement.


                                   AGREEMENT

      NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

A. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

"AA" means Arthur Andersen LLP.

"AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

"ACQUISITION PROPOSAL" has the meaning specified in Section 5.4(d).

"ADDITIONAL EARNOUT PAYMENT" has the meaning specified in Section 2.8.

"ARC" means the Airlines Reporting Corporation, or any successor thereto.

"AUDITED CLOSING BALANCE SHEET" has the meaning specified in Section 2.6.

"BARRETT" has the meaning specified in the first paragraph of this Agreement.

"BOOKINGS" has the meaning specified in Section 3.20(b).

"BUSINESS" has the meaning specified in the first recital of the Agreement.

"BUYER" has the meaning specified in the first paragraph of this Agreement.

"CASH AND CASH EQUIVALENTS" means cash and short term investments, which have maturities of ninety (90) days or less, in each case as reflected on the Preliminary Closing Balance Sheet.

"CLOSING" means the closing of the transfer of the Shares from the Sellers to Buyer.

"CLOSING DATE" has the meaning specified in Section 2.4.

"CODE" means the Internal Revenue Code of 1986, as amended.

"COMPANIES" has the meaning specified in the first paragraph of this Agreement.

"CONFIDENTIAL INFORMATION" means (i) terms and provisions of this Agreement or the transactions to be consummated pursuant hereto, and (ii) confidential information and trade secrets of the Companies or Buyer including, without limitation, any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information (and any analyses or compilations thereof or reports thereon); contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; computer software; and management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed by means other than by a breach of a confidentiality agreement, or (iii) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

"CONTRACTS" has the meaning specified in Section 3.15.

"COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

"CUSTOMER CLAIMS" has the meaning specified in Section 3.20(b).

"CUSTOMER DEPOSITS" has the meaning specified in Section 3.20(b).

"DISCLOSURE SCHEDULE" means the Disclosure Schedule attached to this Agreement pursuant to which exceptions to the Sellers' and the Companies' specific representations and warranties set forth in Article III and other applicable provisions (and listed on a Section-by-Section basis) are disclosed to Buyer pursuant to said Article III.

"EARNED PAYOUT AMOUNT" has the meaning set forth in Section 2.8.

"EARNOUT PERIOD" has the meaning set forth in Section 2.8.

"EBIT" shall mean the earnings of the Companies before interest expenses and taxes, as calculated in accordance with GAAP and consistent with past practices.

"EBIT TARGET" has the meaning specified in Section 2.8.

"EFFECTIVE DATE" has the meaning set forth in Section 2.4.

"ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, restrictive covenant or other restrictions of any kind.

"ENVIRONMENTAL AND OSHA OBLIGATIONS" has the meaning specified in Section 3.12.

"EQUITABLE EXCEPTIONS" shall have the meaning specified in Section 3.6.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ESCROW AGENT" means The Bank of New York.

"ESCROW AGREEMENT" means the Escrow Agreement to be executed by and among the Sellers, Buyer and the Escrow Agent in the form of Exhibit A.

"ESCROW PERIOD" has the meaning specified in Section 2.5.

"ESCROW SUM" has the meaning specified in Section 2.5.

"FAIRWEATHER" has the meaning specified in the first paragraph of this Agreement.

"FINANCIAL STATEMENTS" has the meaning specified in Section 3.7.

"FUNDED INDEBTEDNESS" means all (i) indebtedness of the Companies for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of the Companies; (iii) obligations of the Companies to pay the deferred purchase or acquisition price for goods or services, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than 90 day payment terms; (iv) indebtedness of others guaranteed by the Companies or secured by an Encumbrance on the Companies' property; and (v) indebtedness of the Companies under extended credit terms of more than 30 days from vendors provided to the Companies; provided, however, that Funded Indebtedness shall not include any Letter of Credit unless actually drawn upon by the beneficiary thereof.

"GAAP" shall mean generally accepted accounting principles, consistently applied.

"GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body, including ARC.

"GOVERNMENTAL PERMITS" has meaning specified in Section 3.10.

"HICKS" has the meaning specified in the first paragraph of this Agreement.

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

"IRS" means the Internal Revenue Service.

"INDEMNIFIABLE COSTS" has the meaning specified in Section 8.1.

"INDEMNIFIED PARTIES" has the meaning specified in Section 8.1.

      "INTELLECTUAL PROPERTY" shall mean all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing;
(iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software (including but not limited to data, data bases and documentation).

      "ISLAND" has the meaning specified in the first paragraph of this Agreement.

      "ISLAND SELLERS" means collectively Hicks and Barrett.

      "ISLAND SHARES" means all of the issued and outstanding capital stock of Island, which shares constitute a portion of the Shares to be transferred pursuant to this Agreement.

      "ITR" has the meaning specified in the first paragraph of this Agreement.

      "ITR SELLERS" means collectively Hicks and Fairweather.

"ITR SHARES" means all of the issued and outstanding capital stock of ITR, which shares constitute a portion of the Shares to be transferred pursuant to this Agreement.

"KNOWLEDGE" (whether or not capitalized) shall mean, in respect of the Companies, actual knowledge of Sellers and the executive officers and employees of the Companies with responsibility for the applicable subject matter after reasonable inquiry; in respect of the Sellers, "Knowledge" shall mean actual knowledge of the Sellers after reasonable inquiry.

"MATERIAL" (whether or not capitalized) shall, where appropriate in context of its use in making the representations and warranties set forth in Article III, be deemed to mean an amount of money greater than $25,000.

"MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means a material adverse change or effect on the assets, properties, Business, operations, liabilities, financial condition or prospects of the Companies and its subsidiaries, taken as a whole. In determining whether a "Material Adverse Change" or "Material Adverse Effect" has occurred in the context of the use of such terms in the Companies' and the Sellers' representations and warranties set forth in Article III, such terms shall refer to the occurrence of any single event, or any series of related events, or set of related circumstances, which results or may result in a loss to the Companies, taken as a whole, in excess of $25,000 per occurrence or $50,000 in the aggregate shall be conclusive.

"MINIMUM EBIT TARGET" has the meaning specified in Section 2.8.

"MOST RECENT FINANCIAL STATEMENTS" has the meaning specified in Section 3.7.

"NET WORTH" means the difference between the Companies' combined total assets and its combined total liabilities (excluding all retained earnings or other shareholders' equity, if any), determined in accordance with GAAP.

"OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., any amendment thereto, and any regulations promulgated thereunder.

"PERMITTED EXCEPTION" means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, or
(c) other liens or imperfections on property which are not material in amount or do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

"PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock Companies, limited liability Companies, trust, unincorporated organization or Governmental Body.

"PRELIMINARY CLOSING BALANCE SHEET" shall mean the Companies' best estimate of the Companies' combined balance sheet and combined income statement as of December 31, 1998. The Preliminary Closing Balance Sheet is attached to this Agreement.

"PROJECTED CLOSING DATE NET WORTH" means $0.

"PURCHASE PRICE" has the meaning specified in Section 2.2.

"REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

"SELLERS" has the meaning set forth in the first paragraph of this Agreement.

"SHARES" means all of the issued and outstanding shares of the capital stock of the Companies.

"TAX" or "TAXES" means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance or parachute, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amounts imposed thereon by any Governmental Body.

"TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.


                                  ARTICLE II
                    AGREEMENT OF PURCHASE AND SALE; CLOSING

A. AGREEMENT TO SELL AND PURCHASE. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, the Sellers agrees to sell the Shares to Buyer and Buyer agrees to purchase the Shares from Sellers.

B. PURCHASE PRICE. The total purchase price for the Shares (the "PURCHASE PRICE") shall be equal to $6,250,000, subject to any adjustment required to be made pursuant to Sections 2.7 and 2.8 below.

C. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by Buyer at the Closing (as defined in Section 2.4) as follows:

                        1. $4,200,000 (as adjusted downward by the amount, if any, of all Funded

Indebtedness of the Companies on the Closing Date) will be paid, at the direction of the Sellers, in cash by wire transfer of funds to the Sellers' accounts as specified in Exhibit E (including the payment of $50,000 for the Sellers' covenant not to compete provided in Section 6.4);

                        2. $500,000 of the Purchase Price will be paid in cash by wire transfer of funds to the Escrow Agent to be held in escrow for a period of 120 days pursuant to Section 2.5 for satisfaction of any post-Closing Net Worth adjustment pursuant to Section 2.7;

                        3. $300,000 of the Purchase Price will be paid in cash by wire transfer of funds to the Escrow Agent to be held in escrow for one year following the Closing Date pursuant to Section 2.5 for satisfaction of Sellers' indemnification obligations specified in Section 8.1; and

                        4. up to $1,250,000 shall be paid to Sellers in accordance with the earnout payments described in Section 2.8 below.

D. CLOSING. The Closing of the purchase and sale of the Shares contemplated by this Agreement shall take place at 10:00 a.m., Eastern Time, at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W. in Washington, D.C. on April 5, 1999, or on the date selected by Buyer (which date shall be as soon as practicable following the date on which all of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied, but not later than the tenth
(10th) business day after such date), or on such other date and time as the parties shall agree (the "CLOSING DATE"), effective as of April 1, 1999 (the "EFFECTIVE DATE").

E. ESCROW ARRANGEMENTS. Pursuant to the Escrow Agreement to be entered into among the Sellers, Buyer and the Escrow Agent, the portion of the Purchase Price specified in Sections 2.3(b) and (c) shall be delivered to the Escrow Agent at Closing in immediately available funds. Such monies (which, together with all interest accrued thereon, is hereinafter referred to as the "ESCROW SUM") shall be held pursuant to the terms of the Escrow Agreement for payment from such Escrow Sum of the amounts, if any, owing by the Sellers to Buyer pursuant to Section 2.7 below and the indemnification provisions of Article VIII below. After the final determination of the Audited Closing Balance Sheet (including any review by the Independent Accountants), an amount equal to the difference between (i) $500,000 and (ii) the aggregate amount of any Net Worth adjustment payable to the Buyer pursuant to Section 2.7 below, shall be paid to the Sellers. At the conclusion of the period ending on the first anniversary of the Closing Date (such period being referred to herein as the "ESCROW PERIOD"), such remaining portion of the Escrow Sum not theretofore claimed by or paid to Buyer in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed to the Sellers. The Sellers and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

F. CLOSING AUDIT. Within 120 days following the Closing Date, there shall be delivered to Buyer and to the Sellers an audit of the Preliminary Closing Balance Sheet (the "AUDITED CLOSING BALANCE SHEET"). The Preliminary Closing Balance Sheet shall be audited by AA in accordance with GAAP. The cost of preparing the Audited Closing Balance Sheet shall be paid by Buyer. In the event that the Sellers disputes any items or assumptions or methodologies regarding the Audited Closing Balance Sheet within ten (10) business days after the Sellers' receipt thereof, the parties shall jointly select and retain an independent "Big Six" accounting firm (the "INDEPENDENT ACCOUNTANTS") to review the disputed matter(s) on the Audited Closing Balance Sheet. The final determination of such disputed matter(s) by the Independent Accountants shall be reflected on the Audited Closing Balance Sheet, which shall be final and binding on the parties for all purposes. The cost of retaining the Independent Accountants shall be borne by the Sellers, except that the Companies shall reimburse the Sellers for one-half the cost of the Independent Accountants in the event that such review results in at least a $100,000 increase in the Companies' Net Worth as reflected on the Audited Closing Balance Sheet prepared by AA. Notwithstanding the foregoing, in determining the Companies' Net Worth, both the determination of Net Worth and intercompany balances shall be conducted on a combined basis across both Companies (i.e., the combined balances must equal $0, not the individual balances for each of Island and
ITR).

G. POST-CLOSING NET WORTH ADJUSTMENT TO PURCHASE PRICE. In the event the Projected Closing Date Net Worth exceeds the amount of Net Worth reflected on the Audited Closing Balance Sheet, then the

Purchase Price shall be adjusted downward by an amount equal to the amount of Net Worth reflected on the Audited Closing Balance Sheet is less than $0. The post-closing adjustment to the Purchase Price, if any, shall be paid by the Sellers to Buyer in immediately available funds within ten (10) business days of delivery of the Audited Closing Balance Sheet as finally determined in accordance with Section 2.6 above.

H. EARNED PAYOUT AMOUNT. In addition to the Cash Portion of the Purchase Price, the Buyer agrees to pay to the Sellers, if earned, an earned payout amount (the "EARNED PAYOUT AMOUNT"), if any, of up to $1,250,000 based upon the attainment of at least two times the audited calendar 1998 EBIT of the combined Companies on a net basis across all of the Companies during the two-year period commencing January 1, 1999 (the "EARNOUT PERIOD"). The Earned Payout Amount, if any, shall be paid in cash by Buyer on or before April 30, 2001. The full Earned Payout Amount shall be made only if the Companies' achieve at least two times the greater of (a) $469,000 or (b) audited 1998 EBIT (the "EBIT TARGET") during the Earnout Period; provided, however, that in the event that the Companies achieve an amount less than the EBIT Target but not less than $113,000 less than the EBIT Target (the "MINIMUM EBIT TARGET") during the Earnout Period, then the Earned Payout Amount shall be equal to the product of
(i) the amount by which EBIT during the Earnout Period exceeds the Minimum EBIT Target and (ii) 9.955. In addition, in the event that the Companies attain more than the EBIT Target in aggregate EBIT of the combined Companies during the Earnout Period, then Sellers shall be paid an additional amount (the "ADDITIONAL EARNOUT PAYMENT") equal to the product of (i) the amount by which EBIT during the Earnout Period exceeds the EBIT Target and (ii) nine (9); provided, however that in no event will the Additional Earnout Payment exceed $500,000. Notwithstanding the foregoing, in the event that any unforeseen external events occur such as a major travel strike, catastrophic hurricane(s) in the Caribbean/Mexico regions, war, insurrection or any other external event that materially and adversely effects the travel industry as a whole, then the parties shall mutually agree to extend the Earnout Period for a period equal to the period of time during which such material adverse event occurred (but in no event more than three months). For example, the American Airlines strike for 11 days in Feburary 1999 shall deemed to be an event that will require extension of the Earnout Period. In determining EBIT during the Earnout Period, the historical costs and expenses of the Companies, as adjusted for inflation, shall be utilized in determining the Companies' expenses during the Earnout Period as determined in accordance with the Determination of Earned Payout Amount attached as Annex I hereto.


                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANIES AND THE SELLERS

      Except as set forth on the Disclosure Schedule attached hereto (which Disclosure Schedule contains a reasonably detailed description of each such exception and references the applicable representation so qualified), the Companies and the Sellers jointly and severally represent and warrant to Buyer that:

A. CAPITALIZATION. The authorized capital stock of Island consists of 200 shares of Common Stock, no par value per share, 200 of which are issued and outstanding and such shares constitute the Island Shares hereunder. All of the Island Shares are duly authorized, validly issued, fully paid, and nonassessable. All of the Island Shares are owned of record and beneficially by the Island Sellers in the amounts set forth in the Ownership Schedule attached hereto. None of the Island Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person. The authorized capital stock of ITR consists of 200 shares of Common Stock, no par value per share, 100 of which are issued and outstanding and such shares constitute the ITR Shares hereunder. All of the ITR Shares are duly authorized, validly issued, fully paid, and nonassessable. All of the ITR Shares are owned of record and beneficially by the ITR Sellers in the amounts set forth in the Ownership Schedule attached hereto. None of the ITR Shares was issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person.

B. NO LIENS ON SHARES. The Sellers own the Shares, free and clear of any Encumbrances other than the rights and obligations arising under this Agreement, and none of the Shares is subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. At Closing, the Sellers will have full power and authority to convey good and marketable title to the Shares, free and clear of any Encumbrances other than the restrictions imposed by federal and state securities laws.

C. OTHER RIGHTS TO ACQUIRE CAPITAL STOCK. Except as set forth in this Agreement in respect of Buyer's rights to acquire the Shares, there are no authorized or outstanding warrants, options, or rights of any kind to acquire from either of the Companies any equity or debt securities of the Companies, or securities convertible into or exchangeable for equity or debt securities of the Companies, and there are no shares of capital stock of the Companies reserved for issuance for any purpose nor any contracts, commitments, understandings or arrangements which require either of the Companies to issue, sell or deliver any additional shares of its capital stock.

D. DUE ORGANIZATION. Each of Island and ITR is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full corporate power and authority to own and lease its properties and assets and to carry on the Business as now conducted and as proposed to be conducted through Closing. Complete and correct copies of the Articles of Incorporation and Bylaws of the Companies, and all amendments thereto, have been delivered to Buyer and are attached hereto as Exhibits F-1 and F-2.
Island is qualified to do business in the State of Florida and the Companies are qualified in each other jurisdiction in which the nature of the Business or the ownership of its properties requires such qualification, except where the failure to be so qualified does not and could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Companies are so qualified are listed on Exhibit F-3 attached hereto.

E. SUBSIDIARIES. The Companies do not own, directly or indirectly, any capital stock or ownership interests in any Person and the Sellers does not own any capital stock or ownership interest in any other Person engaged in the Tour Business.

F. DUE AUTHORIZATION. The Companies and the Sellers each have full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Companies. This Agreement has been duly and validly executed and delivered by the Companies and the Sellers and constitutes the valid and binding obligations of the Companies and the Sellers, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights and debtors' obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief (the "EQUITABLE EXCEPTIONS"). The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by the Companies and the Sellers, do not (a) violate any Requirements of Laws or any Court Order of any Governmental Body applicable to the Companies or the Sellers, or their respective property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any Contract or any other material agreement to which the Companies or Sellers are a party, or by which any of them or their respective property is bound, (c) permit the acceleration of the maturity of any material indebtedness of, or indebtedness secured by the property of, the Companies or the Sellers, (d) violate or conflict with any provision of the charter or bylaws of the Companies, or (e) except for filings or approvals under the HSR Act and such consents, approvals, or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

G. FINANCIAL STATEMENTS. The following financial statements of the Companies have been delivered to Buyer by the Companies: unaudited balance sheets of Island as of December 31, 1997 and December 31, 1998 and ITR as of February 28, 1998 and as of and December 31, 1998, and unaudited statements of income and cash flows of Island for the fiscal years ended December 31, 1997 and December 31, 1998 and of ITR for the fiscal year ended February 28, 1998 and for the 10 month period ending December 31, 1998 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements, including the Financial Statements as of and for the year or period ending December 31, 1998 (the "MOST RECENT FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP. The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods indicated and fairly present the financial position, results of operations and changes in financial position of the Companies as of the indicated dates and for the indicated periods and are consistent with the books and records of the Companies (which books and records are correct and complete). Since the date of the last of such Financial Statements, the Companies have no material liabilities required by GAAP to be reflected on the Companies' balance sheet or notes thereto that are not so reflected in the Financial Statements, nor any other obligations (whether absolute, contingent, or otherwise) which are (individually or in the aggregate) material (in amount or to the conduct of the Business); and neither the Companies nor the Sellers have Knowledge of any basis for the assertion of any such liability or obligation. Since December 31, 1997, the Companies have not suffered a Material Adverse Change. The Most Recent Financial Statements reflect a Net Worth as of December 31, 1998 of not less than $0.

H. CERTAIN ACTIONS. Since the date of the Most Recent Financial Statements, the Companies have not, except as disclosed on any of the Financial Statements or notes thereto: (a) paid or declared any dividends or distributions, or purchased, redeemed, acquired, or retired any stock or indebtedness from any stockholder (other than distributions to pay estimated income taxes of the Sellers associated with the income of the Companies); (b) made or agreed to make any loans or advances or guaranteed or agreed to guarantee any loans or advances to any party whatsoever; (c) suffered or permitted any Encumbrance to arise or be granted or created against or upon any of its assets, real or personal, tangible or intangible; (d) canceled, waived, or released or agreed to cancel, waive, or release any of its debts, rights, or claims against third parties in excess of $25,000 individually or $100,000 in the aggregate; (e) sold, assigned, pledged, mortgaged, or otherwise transferred, or suffered any material damage, destruction, or loss (whether or not covered by insurance) to, any assets (except in the ordinary course of the Business); (f) amended its charter or bylaws; (g) paid or made a commitment to pay any severance or termination payment to any employee or consultant; (h) made any material change in its method of management, operation, accounting or reporting income or deductions for tax purposes; (i) made any material acquisitions, capital expenditures, including, without limitation, replacements of equipment in the ordinary course of the Business, or entered into commitments therefor, except for capital expenditures or commitments therefor which do not, in the aggregate, exceed $25,000 individually or $100,000 in the aggregate; (j) made any investment or commitment therefor in any Person; (k) made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (A) wages and salaries and business expenses paid in the ordinary course of the Business, and (B) wage and salary adjustments made in the ordinary course of the Business for employees who are not officers, directors, or stockholders of the Companies; (l) made, amended, or entered into any written employment contract or created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement; (m) made or entered into any vendor, supply, sales, distribution, franchise, consortia or travel agency agreement which involves annual consideration (or commissions) in excess of $50,000; (n) made or entered into any agreement granting any Person any registration or offer rights in respect of the Companies' capital stock; (o) entered into any non-competition agreement; (p) made or entered into any agreement or other arrangement with any officer, director, stockholder, or Affiliate of the Companies or, other than in the ordinary course of business, any employee of the Companies; (q) materially amended, experienced a termination or received notice of actual or threatened termination or non-renewal of any material contract, agreement, lease, franchise or license to which the Companies are a party that would or could reasonably be expected to have a Material Adverse Effect; or (r) entered into any other material transactions that would or could reasonably be expected to have a Material Adverse Effect except in the ordinary course of the Business.

I. PROPERTIES. Attached hereto as Exhibit G is a list containing a description of each interest in real property (including, without limitation, leasehold interests pertaining to the Companies' offices in New York, New York) and each item of personal property utilized by the Companies in the conduct of the Business having a book or fair market value in excess of $20,000 as of the date hereof. Except for Permitted Exceptions, such real and personal properties are free and clear of Encumbrances. The Sellers and the Companies have delivered to Buyer copies of all real property leases and a lien search obtained from the counties where the Companies conducts business and the New York and Florida Secretary of State offices of all UCC liens of record against the Companies' personal property in such jurisdictions. All of the properties and assets necessary for continued operation of the Business as currently conducted (including, without limitation, all books, records, computers and computer software and data processing systems) are owned, leased or licensed by the Companies and are suitable for the purposes for which they are currently being used. The physical properties of the Companies, including the real properties leased by the

Companies, are in good operating condition and repair, normal wear and tear excepted, and are free from any defects of a material nature. Except for Permitted Exceptions, the Companies have full and unrestricted legal and equitable title to all such properties and assets. The operation of the properties and Business of the Companies in the manner in which they are now and have been operated does not violate any zoning ordinances, municipal regulations, or other Requirements of Laws, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect. Except for Permitted Exceptions, no restrictive covenants, easements, rights-of-way, or regulations of record impair the uses of the properties of
the Companies for the purposes for which they are now operated.   All leases of
real or personal property by the Companies are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing, except for the Equitable Exceptions. All facilities leased by the Companies have received all approvals of any Governmental Body (including Governmental Permits) required in connection with the operation thereof and have been operated and maintained in accordance with all Requirements of Laws. The Companies own no real property.

J. LICENSES AND PERMITS. Attached hereto as Exhibit H is a list of all licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by the Companies from any Governmental Body (herein collectively called "GOVERNMENTAL PERMITS") the absence of which could, individually or in the aggregate, have a Material Adverse Effect. The Companies have complied in all material respects with the terms and conditions of all such Governmental Permits, and the Companies have not received notification from any Governmental Body of violation of any such Governmental Permit or the Requirements of Laws governing the issuance or continued validity thereof. All of such Governmental Permits are valid and in full force and effect. No additional Governmental Permit is required from any Governmental Body thereof in connection with the conduct of the Business which Governmental Permit, if not obtained, would have a Material Adverse Effect.

K. INTELLECTUAL PROPERTY. Attached hereto as Exhibit I is a list and brief description of all Intellectual Property owned or utilized by the Companies. The Companies have furnished Buyer with copies of all license agreements to which the Companies are a party, either as licensor or licensee, with respect to any Intellectual Property. The Companies have good title to or the right to use all the Intellectual Property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the Business, in the Business as presently conducted without the payment of any royalty or similar payment, and the Companies are not infringing on any Intellectual Property right of others, and neither the Companies nor the Sellers are aware of any infringement by others of any such rights owned by the Companies. All material licenses set forth on Exhibit I are valid and binding obligations of the Companies, and to the Knowledge of the Companies the other parties thereto, and enforceable against the Companies, and to the Knowledge of the Companies the other parties thereto in accordance with their respective terms, except for the Equitable Exceptions. The Companies owns and possesses all right, title and interest in and to, or has the right to use pursuant to a valid license, all Intellectual Property necessary for the operation of the business of the Companies as presently conducted.

L. COMPLIANCE WITH LAWS. The Companies have (i) complied in all material respects with all Requirements of Laws, Governmental Permits and Court Orders applicable to the Business and has filed with the proper Governmental Bodies all statements and reports required by all Requirements of Laws, Governmental Permits and Court Orders to which the Companies or any of its employees (because of their activities on behalf of the Companies) are subject and (ii) conducted the Business and is in compliance in all material respects with all federal, state and local energy, public utility, health, safety and environmental Requirements of Laws, Governmental Permits and Court Orders including the Clean Air Act, the Clean Water Act, the Solid Waste Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, OSHA, the Toxic Substances Control Act and any similar state, local or foreign laws (collectively "Environmental and OSHA Obligations") and all other Governmental Body requirements, except where any such failure to comply or file would not, in the aggregate, have a Material Adverse Effect. No claim has been made by any Governmental Body (and, to the Knowledge of the Companies and the Sellers, no such claim is anticipated) to the effect that the Business fails to comply, in any respect, with any Requirements of Laws, Governmental Permit or Environmental and OSHA Obligation or that a Governmental Permit or Court Order is necessary in respect thereto.

M. INSURANCE. Attached hereto as Exhibit J is a list of all coverages for fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the Companies. Copies of the binders for all such insurance policies have been delivered to Buyer. To the Companies' and the Sellers' Knowledge, the insurance maintained by the Companies are adequate for its business. To the Knowledge of the Companies and the Sellers, no event relating to the Companies have occurred which will result in (i) cancellation of any such insurance coverages; (ii) a retroactive upward adjustment of premiums under any such insurance coverages; or (iii) any prospective upward adjustment in such premiums. All of such insurance coverages will remain in full force and effect following the Closing. The Companies are not in default under any such insurance policies.

N.    EMPLOYEE BENEFIT PLANS.

                        1. EMPLOYEE WELFARE BENEFIT PLANS. Other than as listed in Section 3.14(a) of the Disclosure Schedule, the Companies do not maintain or contribute to any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA. With respect to any plan listed in Section 3.14(a) of the Disclosure Schedule, (i) the plan is in material compliance with ERISA and all other applicable Requirements of Laws; (ii) the plan has been administered in accordance with its governing documents; (iii) neither the plan, nor any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA other than any transaction subject to a statutory or administrative exemption; (iv) except for the processing of routine claims in the ordinary course of administration, there is no material litigation, arbitration or disputed claim outstanding; and
(v) all premiums due on any insurance contract through which the plan is funded have been paid.

                        2. EMPLOYEE PENSION BENEFIT PLANS. Other than as listed in Section 3.14(b) of the Disclosure Schedule, the Companies do not maintain or contribute to any arrangement that is or may be an "employee pension benefit plan" relating to employees, as such term is defined in Section 3(2) of ERISA. With respect to any plan listed in Section 3.14(b) of the Disclosure Schedule: (i) the plan is qualified under Section 401(a) of the Code, and any trust through which the plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code; (ii) the plan is in material compliance with ERISA and all other applicable Requirements of Laws; (iii) the plan has been administered in accordance with its governing documents as modified by applicable law; (iv) the plan has not suffered an "accumulated funding deficiency" as defined in Section 412(a) of the Code; (v) the plan has not engaged in, nor has any fiduciary with respect to the plan engaged in, any "prohibited transaction" as defined in Section 406 of ERISA or
Section 4975 of the Code other than a transaction subject to statutory or administrative exemption; (vi) the plan has not been subject to a "reportable event" (as defined in Section 4043(b) of ERISA), the reporting of which has not been waived by regulation of the Pension Benefit Guaranty Corporation; (vii) no termination or partial termination of the plan has occurred within the meaning of Section 411(d)(3) of the Code; (viii) all contributions required to be made to the plan or under any applicable collective bargaining agreement have been made to or on behalf of the plan; (ix) there is no material litigation, arbitration or disputed claim outstanding; (x) all applicable premiums due to the Pension Benefit Guaranty Corporation for plan termination insurance have been paid in full on a timely basis; and (xi) a favorable determination letter from the IRS has been received by the Companies with respect to such plan stating that such plan is so qualified; and there are no circumstances which would cause such plan to lose such qualified status.

                        3. EMPLOYMENT AND NON-TAX QUALIFIED DEFERRED COMPENSATION ARRANGEMENTS. The Companies do not maintain or contribute to any retirement or deferred or incentive compensation or stock purchase, stock grant or stock option arrangement entered into between the Companies and any current or former officer, consultant, director or employee of the Companies that is not intended to be a tax qualified arrangement under Section 401(a) of the Code.

O. CONTRACTS AND AGREEMENTS. Exhibit K hereto contains a list and brief description of (i) all promissory notes, loan agreements, and other evidences of indebtedness for borrowed money (other than equipment leases), guarantees, hedging agreements, off-balance sheet financing arrangements, indemnity agreements, vendor contracts with airlines and other carriers, hotels and resorts, agreements with rental car companies, consortia agreements, interface or similar agreements pertaining to various airline or other computer reservation systems to which the Companies are a party or by which the Companies or its properties are bound, (ii) all written or oral contracts, commitments, leases, and other agreements that are material to the business of the Companies (including, without limitation, marketing agreements, coop agreements and travel agency agreements) to which the Companies are a party or by which the Companies or its properties are bound pursuant to which (a) the obligations thereunder of the Companies are, or are contemplated as being as of the commencement date thereof, for any one contract $50,000 or greater irrespective of the level of usage, or (b) the obligations thereunder of the other party to such Contract are, or are anticipated as representing, for any one contract $50,000 or greater of the Companies' gross margin for fiscal year 1998 (as determined in accordance with past practices and procedures on the Companies' monthly profit and loss statements), and (iii) any non-competition agreement or other similar agreement prohibiting the Companies from freely engaging in any business or competing anywhere in the world (collectively, the "CONTRACTS"). The Companies are not and, to the Knowledge of the Sellers and the Companies, no other party thereto is in default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by the Companies) under any of the Contracts, and the Companies have not waived any material right under any of the Contracts. All of the Contracts to which the Companies are a party are legal, valid, binding, enforceable and in full force and effect and will remain legal, valid, binding, enforceable and in full force and effect on identical terms immediately after the Closing, except for the Equitable Exceptions. The Companies have not guaranteed any obligations of any other Person. The Companies have no present expectation or intention of not fully performing all of its obligations under any Contract, the Companies have no Knowledge of any breach or anticipated breach by the other parties to any Contract and the Companies have not received notice of actual or threatened termination or non-renewal of any Contract. The Companies have utilized or is utilizing all cash and payment-in-kind services received in connection with cooperative marketing support from suppliers (i) for their intended purpose,
(ii) in accordance with the terms under which they were received, and (iii) consistent with past practices.

P. CLAIMS AND PROCEEDINGS. There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of the Sellers or the Companies, threatened against or affecting the Companies or any of its properties or assets, at law or in equity, before or by any court, municipality or other Governmental Body. To the extent any are disclosed on the Disclosure Schedule, none of such claims, actions, suits, proceedings, or investigations, if adversely determined, will result in any material liability or loss to the Companies. The Companies have not been and the Companies are not now, subject to any Court Order, stipulation, or consent of or with any court or Governmental Body. No inquiry, action or proceeding has been instituted or, to the Knowledge and belief of the Sellers or the Companies, threatened or asserted against the Sellers or the Companies to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof. To the Knowledge of the Companies and the Sellers there is no basis for any such valid claim or action.

Q.    TAXES.

                        1. All Federal, foreign, state, county and local and other Taxes due from the Companies on or before the Closing have been paid and all Tax Returns which are required to be filed by the Companies on or before the date hereof have been filed within the time and in the manner provided by all Requirements of Laws, and all such Tax Returns are true and correct and accurately reflect the Tax liabilities of the Companies. No Tax Returns of the Companies or the Sellers are presently subject to an extension of the time to file. All Taxes, assessments, penalties, and interest of the Companies which have become due pursuant to such Tax Returns or any assessments received have been paid or adequately accrued on the Companies' Financial Statements. The provisions for Taxes reflected on the balance sheets contained in the Financial Statements are adequate to cover all of the Companies' Tax liabilities for the respective periods then ended and all prior periods. The Companies have not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of Taxes, and there are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies, or audits with respect to any such Taxes of which the Sellers or the Companies are aware. For Governmental Bodies with respect to which the Companies do not file Tax Returns, no such Governmental Body has given the Companies written notification that the Companies are or may be subject to taxation by that Governmental Body. The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or other party. There are no Tax liens on any of the property or assets of the Companies.

                        2.       Neither the Companies nor any other
corporation has filed an election under Section 341(f) of the Code that is applicable to the Companies or any assets held by the Companies. The Companies have not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Companies have not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Companies are not a party to any Tax allocation or sharing agreement. The Companies have not and has never been (nor does the Companies have any liability for unpaid Taxes because it once was) a member of an affiliated group during any part of which return year any corporation other than the Companies also was a member of the affiliated group.

                        3. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and no stock transfer taxes, real estate transfer taxes or similar taxes will be imposed upon the transfer and sale of the Shares pursuant to this Agreement.

                        4. Island has made a valid election under Section 1362 of the Code and any corresponding state or local provisions to be an S corporation within the meaning of Section 1361 of the Code for all taxable years (or portions thereof) beginning on or after January 1, 1990, no such S election has been terminated (whether voluntarily, involuntarily or inadvertently, including, without limitation, by taking any action defined in
Section 1362(d) of the Code) since such time.

                        5. The Companies will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (iii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (iv) as a result of any prepaid amount received on or prior to the Closing Date.

R. PERSONNEL. Attached hereto as Exhibit L is a list of the names and annual rates of compensation of the directors and executive officers of the Companies, and of the employees of the Companies whose annual rates of compensation during the calendar year ended December 31, 1998 (including base salary, bonus and incentive pay) exceed (or by December 31, 1999 are expected to exceed) $50,000. Exhibit L also summarizes the bonus, profit sharing, percentage compensation, Companies automobile, club membership, and other like benefits, if any, paid or payable to such directors, officers, and employees during the Companies' calendar year ended December 31, 1998 and to the date hereof. Exhibit L also contains a brief description of all material terms of employment agreements to which the Companies are a party and all severance benefits which any director, officer or employee of the Companies are or may be entitled to receive. To the Knowledge of the Sellers and the Companies, the employee relations of the Companies are generally good and there is no pending or threatened labor dispute or union organization campaign. None of the employees of the Companies are represented by any labor union or organization. The Companies are in compliance in all material respects with all Requirements of Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices. Neither the Companies or the Sellers have been advised or otherwise has Knowledge that any employee will not agree to remain employed by the Companies after the consummation of the transactions contemplated hereby. There is no unfair labor practice claim against the Companies before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to the Knowledge of the Companies and the Sellers, threatened against or involving the Companies, and none has previously occurred.

S. BUSINESS RELATIONS. Neither the Companies or the Sellers have Knowledge or has received notice that any customer, supplier, travel agency, resort operator or lodging or transportation company engaged in doing business with the Companies will cease to do business with the Companies after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with the Companies except for any reductions which do not result in a Material Adverse Change. In addition, neither the Companies or the Sellers have Knowledge that any Material hotel or resort customer will cancel its contract with the Company. Neither the Companies or Sellers have received any notice of cancellation of or Material adverse modification to any Material business arrangement between any Person and the Companies nor is the Companies or the Sellers aware of any facts which could lead them to believe that the Business will be subject to cancellation or such a modification of any such business arrangement.

T. ACCOUNTS RECEIVABLE; CUSTOMER DEPOSITS AND BOOKINGS; FINANCIAL RESULTS DURING CURRENT STUB PERIOD.

                        1. ACCOUNTS RECEIVABLE. All of the accounts, notes, and loans receivable that have been recorded on the books of the Companies are bona fide and represent amounts validly due for goods sold or services rendered and all such amounts (net of any allowance for doubtful accounts) will be collected in full within 180 days following the Closing Date. With respect to such accounts, notes and loans receivable, (i) all of such accounts, notes, and loans receivable are free and clear of any Encumbrances;
(ii) no claims of offset have been asserted in writing against any of such accounts, notes, or loans receivable; and (iii) none of the obligors of such accounts, notes, or loans receivable has given written notice that it will or may refuse to pay the full amount or any portion thereof.

                        2. CUSTOMER DEPOSITS; BOOKINGS. Exhibit M sets forth, as of the date specified therein, (i) all customer bookings as of such date on an aggregate basis ("BOOKINGS"), (ii) all deposits received from customers in connection with such Bookings as of such date on an aggregate basis ("CUSTOMER DEPOSITS"), and (iii) the aggregate amount of all prepayments to vendors and suppliers and refunds to customers made by the Companies in connection with such Bookings as of such date. As of the Closing Date, the Companies' aggregate exposure (net of third party reimbursements) for all claims by customers for refunds as of such date ("CUSTOMER CLAIMS") does not exceed $5,000. The Customer Deposits are recognized and included on the Companies' balance sheet only to the extent of cash received from the customers in respect thereof, and each Customer Deposit so recognized and included is matched by a deferred liability on such balance sheet. All cancellations by customers of Bookings are recognized on the Companies' financial statements promptly within three (3) business days upon the Companies' receipt of notice of such cancellation from the customer. The number of Customer Claims, and the projected cost to the Companies in respect of such Customer Claims, and the level of Bookings (and its projected revenues for future periods in which such Bookings will be converted into revenues) for the period since December 31, 1997 through the Closing Date are consistent with past practices of the Companies.

                        3. FINANCIAL RESULTS DURING CURRENT STUB PERIOD. On the Effective Date, Bookings shall exceed $3,000,000 million. The Companies' working capital (determined in accordance with GAAP) shall not be less than $0 on the Effective Date. Such levels of Bookings, working capital and EBIT for the Companies are not materially less than the levels of Bookings and working capital for the comparable 1997 period, computed on a basis consistent with past practice.

U. BANK ACCOUNTS; INVESTMENTS. Attached hereto as Exhibit N is a list of all banks or other financial institutions with which the Companies have an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith. Exhibit N also contains a list of all material investments by the Companies in any funds, accounts, securities, certificates of deposit or instruments of any Person.
All of such investments are customary in form and amount for reasonably prudent treasury investments of comparable businesses. None of such investments involve any type of derivative, option, hedging or other speculative instrument.

V. CUSTOMER CLAIMS. No written or oral claim for breach of contract or otherwise by any customer has been made against the Companies since January 1, 1998 which could, individually or in the aggregate, result in any Material Adverse Effect. To the Knowledge of the Sellers and the Companies, no state of facts exists, and no event has occurred, which could reasonably be expected to form the basis of any present claim against the Companies for liability to any third party in connection with vacation packages sold or services rendered by the Companies, other than Customer Claims arising in the ordinary course of the Business.

W. BROKERS. Neither the Companies nor the Sellers have engaged, or caused to be incurred any liability to any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

X. AFFILIATED TRANSACTIONS. Except for Barrett's ownership of certain entities set forth in Section

3.24 of the Disclosure Schedule, no officer, director, stockholder (including the Sellers) or Affiliate of the Companies or any individual related by blood or marriage to any such Person, or any entity in which any such Person owns any beneficial interest, is a party to any agreement, contract, arrangement or commitment with the Companies or engaged in any transaction with the Companies or has any interest in any property used by the Companies. No officer, director, or stockholder of the Companies or any Affiliate of any such officer, director, or stockholder, has any ownership interest in any competitor, supplier, or customer of the Companies (other than ownership of securities of a publicly-held corporation of which such Person owns, or has real or contingent rights to own, less than one percent of any class of outstanding securities) or any property used in the operation of the Business.

Y.    FUNDED INDEBTEDNESS; LETTERS OF CREDIT; UNDISCLOSED LIABILITIES.

                        1. FUNDED INDEBTEDNESS. Other than such Funded Indebtedness which is to be repaid and discharged prior to Closing in accordance with Section 7.1(d) and outstanding equipment leases set forth in
Section 3.25(a) of the Disclosure Schedule, the Companies do not have any Funded Indebtedness.

                        2. LETTERS OF CREDIT. Other than those listed on Exhibit O, the Companies have no letters of credit, performance bonds or similar instruments issued on or for its account for the benefit of any of its vendors or otherwise.

                        3. UNDISCLOSED LIABILITIES. The Companies do not have any Material liabilities (whether absolute, accrued, contingent or otherwise), of a nature required by GAAP to be reflected on a corporate balance sheet or disclosed in the notes thereto, except such liabilities which are accrued or reserved against in the Most Recent Financial Statements or disclosed in the notes thereto, including without limitation any accounts payable or service liabilities of the Companies.

Z. YEAR 2000. All of the material computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are used or relied on by the Companies in the conduct of its business will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving
(i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

AA.   ARC COMPLIANCE.  The Companies maintains all of its ticketing stock utilized in the Tour Business in full compliance with the safety standards required by ARC. None of the Companies' ticketing stock utilized for the conduct of the Tour Business has ever been lost or stolen and no claim has ever been made by any airline, hotel, tour operator or other travel vendor against the Companies with respect to any lost or stolen tickets.

BB.   INFORMATION FURNISHED.  The Companies and the Sellers have made available to Buyer true and correct copies of all material corporate records of the Companies and all material agreements, documents, and other items listed on the Exhibits and Disclosure Schedule to this Agreement or referred to in Article III of this Agreement, and neither this Agreement, the Schedules hereto, nor any written information, instrument, or document delivered to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements herein or therein, as the case may be, not misleading.



                                  ARTICLE IV
                    BUYER'S REPRESENTATIONS AND WARRANTIES

      Buyer represents and warrants to the Sellers as follows:

A. DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and has full corporate power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.

B. DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer and the Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except for the Equitable Exceptions. The execution, delivery, and performance of this Agreement (as well as all other instruments, agreements, certificates or other documents contemplated hereby) by Buyer, do not (a) violate any Requirements of Laws or Court Order of any Governmental Body applicable to Buyer or its property, (b) violate or conflict with, or permit the cancellation of, or constitute a default under any agreement to which Buyer is a party or by which it or its property is bound, (c) permit the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Buyer, (d) violate or conflict with any provision of the charter or bylaws of Buyer, or
(e) except for filings or appraisals under the HSR Act and such consents, approvals or registrations as may be required under applicable state securities laws, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Body or other third party.

C. NO BROKERS. Buyer has not engaged, or caused to be incurred any liability for which the Companies or the Sellers may be liable to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby.

D. INVESTMENT. Buyer will acquire the Shares for investment and for its own account and not with a view to the distribution thereof.


                                   ARTICLE V
                                   COVENANTS

E. CONSENTS OF OTHERS. Prior to the Closing, the Companies and the Sellers shall use their best efforts to obtain and to cause the Companies to obtain all authorizations, consents and permits required of the Companies and the Sellers (including under the Contracts and real property leases) to permit them to consummate the transactions contemplated by this Agreement. To the extent required to consummate such transactions or to ensure that the Contracts shall remain in place following the Closing, the Sellers shall have obtained the written consent (or waiver of any "change of control"-type termination rights) of any third party to any Contract. As promptly as practicable after the date hereof, Buyer, the Companies and the Sellers shall make, or shall cause to be made, such filings as may be required pursuant to the HSR Act with respect to the consummation of the transactions contemplated by this Agreement.

F. SELLERS' EFFORTS. The Companies and the Sellers shall use all reasonable efforts to cause all conditions for the Closing set forth in Section 7.1 to be met.

G. POWERS OF ATTORNEY. The Companies and the Sellers shall cause the Companies to revoke and terminate at or prior to Closing all powers of attorney granted by the Companies, other than those relating to service of process, qualification or pursuant to governmental regulatory or licensing agreements, or representation before the IRS or other Government Bodies.

H. CONDUCT OF BUSINESS PENDING CLOSING. From the date of this Agreement to the Closing Date:

                        1. Except as otherwise contemplated by this Agreement, or as Buyer may otherwise consent to in writing, the Companies and the Sellers shall conduct the Business only in the ordinary course and shall not engage in any material activity or enter into any material transaction which would cause a breach of the representations and warranties contained in
Article III.

                        2. The Sellers and the Companies shall use all reasonable best efforts to cause the Business to preserve substantially intact its current business organization and present relationships with its customers, vendors, suppliers and employees and to maintain all of its insurance currently in effect.

                        3. The Sellers and the Companies shall give prompt notice to Buyer of any notice of material default received by the Companies or the Business subsequent to the date of this Agreement under any Contract or any Material Adverse Change occurring prior to the Closing Date in the operation of the Companies or the Business.

                        4. Neither the Companies nor the Sellers, nor any of their representatives, shall solicit, encourage or discuss any Acquisition Proposal (as hereinafter defined) or supply any non-public information concerning the Companies or the Business or the Companies' assets to any party other than Buyer or its representatives. As used herein, "ACQUISITION PROPOSAL" means any proposal other than the transactions herein contemplated, for (i) any merger or other business combination involving the Companies or the Business, (ii) the acquisition of the Companies or a material equity interest in the Companies or a material portion of its assets, or (iii) the dissolution or liquidation of the Companies.

I. ACCESS TO RECORDS BEFORE CLOSING. Prior to the Closing Date, the Sellers and the Companies agree that they will give, or cause to be given, to Buyer and their representatives, during normal business hours and at Buyer's expense, access to the Companies' personnel, officers, agents, employees, assets, properties, titles, contracts, corporate minute and other books, records, files and documents of the Sellers with respect to the Business (including financial, tax basis, budget projections, accountants' work papers and other information as Buyer may request) and to the Business' personnel, customers, suppliers and independent accountants, to allow Buyer to obtain such information as they shall desire, and to make copies of such information, to the extent reasonably necessary. Buyer shall have the right, with the Companies' assistance, to interview the three largest properties that ITR represents and six additional properties mutually agreed upon by Buyer and ITR. Additionally, the Sellers and the Companies will provide Buyer opportunities to meet with key employees of the Business, to visit facilities of the Business and to otherwise conduct due diligence in respect of the Companies and the Business. All materials copied by Buyer and all Confidential Information shall be maintained in confidence by Buyer and returned to the Sellers and/or the Companies, as appropriate, if the Closing of the transactions contemplated hereunder fails to occur. The exercise of Buyer's rights hereunder shall be conducted at such times and in such a manner as shall not unreasonably interfere with the Companies' conduct of the Business.

J.    PAYMENTS TO THE COMPANIES BY THE SELLERS.

                        1. The Sellers agrees to reimburse the Companies prior to the Closing Date for any and all legal, accounting and other expenses, which (i) were paid or accrued by the Companies and (ii) incurred by the Sellers or the Companies in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby. All such expenses are disclosed in Section 5.6(a) of the Disclosure Schedule.

                        2. The Sellers agrees to repay or caused to be repaid to the Companies as of the Closing any and all indebtedness owed by the Sellers or any Affiliate of the Sellers. All such indebtedness is disclosed in
Section 5.6(b) of the Disclosure Schedule. All intercompany or affiliated accounts of the Companies shall be settled and cleared prior to the Closing Date.

                                  ARTICLE VI
                            POST-CLOSING COVENANTS

A. GENERAL. In case at any time after the Closing any further action is legally necessary or reasonably desirable (as determined by Buyer and the Sellers) to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). The Sellers acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Companies, which shall be maintained at the headquarters of the Companies; provided, however, that the Sellers shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense and Buyer will maintain all of the same for a period of at least three (3) years after Closing. Thereafter, the Companies will offer such documentation to the Sellers before disposal thereof.

B. TRANSITION. For a period of four (4) years following Closing, the Sellers will not take any action (or cause any such action to be taken by another Person) that primarily is designed or intended to have the effect of discouraging any vendor (including without limitation any airline or other carrier, hotel, resort or rental car Companies), lessor, licensor, customer, travel agency, consortia member, supplier, or other business associate of the Companies from maintaining the same business relations with the Companies after the Closing as it maintained with the Companies prior to the Closing. For a period of four (4) years following Closing, Hicks will refer all customer inquiries relating to the Tour Business to the Companies.

C. CONFIDENTIALITY. The Sellers will treat and hold in confidence and not disclose all Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement or otherwise for the benefit of the Companies or Buyer for a period of four (4) years from the date of this Agreement, and deliver promptly to Buyer or destroy, at the written request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession except as otherwise permitted herein. In the event that the Sellers are requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, the Sellers will notify Buyer promptly of the request or requirement.

D. COVENANT NOT TO COMPETE. For and in consideration of the allocation of $50,000 of the Purchase Price paid to the Sellers by Buyer, the Sellers, by signing this Agreement, covenants and agrees, for a period of four (4) years from and after the Closing Date, that he will not, directly or indirectly without the prior written consent of Buyer, for or on behalf of any entity:

                        1. become interested or engaged, directly or indirectly, as a shareholder, bondholder, creditor (other than as a trade creditor in the ordinary course of Barrett's business, consistent with past practice), officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person, firm or corporation for the purpose of (i) engaging in the Tour Business in competition with the Companies or any of its Affiliates or (ii) providing wholesale travel sales or vacation package services directly to consumers (or indirectly to consumers through other travel agents or wholesalers) for travel to North America or from North America to other countries;

                        2. enter into any agreement with, service, assist or solicit the business of any customers of the Companies or any of its Affiliates for the purpose of providing wholesale travel or vacation package services to such customers in competition with the Companies or any of its Affiliates or to cause them to reduce or end their business with the Companies or any of its Affiliates; or

                        3. hire, retain, or solicit the employment or services of employees, consultants or representatives of the Companies or any of its Affiliates for the purpose of causing them to leave the employment of the Companies or any of its Affiliates; provided, however, that in respect of employees, consultants or representatives of any Affiliate of the Companies, the nonsolicitation covenant contained in this paragraph (c) shall only apply in those situations where the affected person is being hired or solicited by Sellers to work for a business or entity that is competitive with the Companies or any Affiliate;

provided, however, that neither of the following shall be deemed to be a violation of this Section 6.4 solely by reason thereof: (i) the same type of travel services as currently provided by Barrett or any companies majority-owned by Barrett ("BARRETT COMPANIES") to resorts, hotels or airlines which he or any Barrett Companies currently, or in the future, hold a controlling ownership interest, or actively manage or actively operate (it being agreed by Barrett that this exclusion shall not apply to any resort or hotel, consisting of more than 75 guest rooms, and located in any of the following geographic locations: Aruba, Bahamas, Bermuda, Caymans, Dominican Republic, Jamaica, Mexico, Puerto Rico, or U.S. Virgin Islands), or (ii) the Sellers' ownership of less than three percent (3%) of the outstanding stock of any publicly-traded corporation that engages in competition with the Companies or any of its Affiliates; provided, further, that Barrett and the Barrett Companies agree not to provide reservation services to any hotel, resort or airline unless he or a Barrett Company own a controlling majority interest, or actively manage and operate such hotel, resort or airline. In addition, Barrett agrees to offer to Buyer, for any of his resorts, hotels or airlines, the best net rates available in the marketplace (other than occasional case-by-case special marketing promotions lasting less than 60 days in duration).

E.    ADDITIONAL MATTERS.

                        1. The Sellers shall cause the Companies to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Effective Date and the Companies shall remit any Taxes due in respect of such Tax Returns. In addition, the Sellers shall cause Kass & Jaffe, P.C. to prepare short period tax returns for the Companies covering the period from their respective most recent fiscal year-ends through the Effective Date (the "SHORT PERIOD

RETURNS"). The cost of preparation of the Short Period Returns shall be paid for by the Sellers. The Sellers agrees to provide the Companies and the Buyer with copies of the Companies' Tax Returns and the Short Period Returns.

                        2. Buyer and the Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Buyer and/or the Companies to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees to cause the Companies to
(A) use its best efforts to properly retain and maintain such records for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (B) each party agrees to allow the other party and his or its agents and representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting party's expense.

                        3. SECTION 338(h)(10) ELECTION. If in Buyer's sole discretion such an election is deemed to be desirable, the Island Sellers and Buyer shall join in making a timely election (but in no event later than the 15th day of the ninth full calendar month after the month in which the Closing Date occurs) under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in all applicable states which permit corporations to make such elections, with respect to the sale and purchase of the Island Shares pursuant to this Agreement, and each party shall provide the others all necessary information to permit such elections to be made. Buyer and the Island Sellers shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve timely elections; provided, however, that Buyer shall be the party responsible for preparing and filing the forms, returns, schedules and other documents necessary for making an effective and timely election. All Taxes attributable to the elections made pursuant to this Section 6.5(c) shall be the liability of the Island Sellers; provided, however, that Buyer shall reimburse Sellers for 66.67% of any additional Taxes incurred as a result of such elections (up to a maximum reimbursement of $200,000). Such reimbursement shall be made in accordance with the Tax Payments Schedule attached hereto. In connection with such elections, following the Closing Date, Buyer and the Island Sellers shall act together in good faith to determine and agree upon the "deemed sales price" to be allocated to each asset of Island in accordance with Treasury Regulation
Section 1.338(h)(10)-1(f) and the other regulations under Section 338 of the Code. The portion of the Purchase Price allocable to ITR shall be equal to the difference between $1,000,000 and the total liabilities of ITR assumed by the Buyer. The balance of the Purchase Price, including the entire Earned Payout Amount, if any, shall be allocated to Island. Notwithstanding the generality of the immediately preceding two sentences, Buyer and the Island Sellers agree that the "deemed sales price" allocated to Island shall be allocated as follows: (i) the monetary assets of Island shall be allocated at their fair market value as of the Effective Date as determined as part of the determination of the Net Worth of the Companies in accordance with Section 2.7 hereof, (ii) $50,000 shall be allocated to the covenant not to compete contained in Section 6.4 hereof, and (iii) the balance of the "deemed sales price" allocated to Island shall be allocated to the fixed assets, goodwill and other intangible assets of Island. Both Buyer and the Sellers shall report the tax consequences of the transactions contemplated by this Agreement consistently with such allocations and shall not take any position inconsistent with such allocations in any Tax Return or otherwise. In the event that Buyer and the Island Sellers are unable to agree as to such allocations, Buyer's reasonable positions with respect to such allocations shall control.

                        4. INDEMNITY. The Sellers shall be liable for, and shall indemnify and hold Buyer and the Companies harmless against, any Taxes or other costs attributable solely to (i) a failure on the part of the Island Sellers to take all actions required of him under Section 6.5(c); or
(ii) a failure on the part of Island to qualify, at or prior to the Closing, as an "S corporation" for federal and/or state income Tax purposes. The indemnity set forth in this Section 6.5(d) shall not be subject to the conditions and limitations set forth in Section 8.6 of this Agreement.

                F. LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any claim, suit, action or charge, complaint, or demand in connection with

(i) any transaction contemplated under this Agreement or (ii) any fact, circumstance, status, condition, activity, practice, occurrence, event, action, failure to act, or transaction on or prior to the Closing Date involving the Companies, each of the other parties will cooperate and make available themselves or their personnel, as applicable, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense.

                G. AUDITS. Following the Closing, the Sellers shall cooperate with Buyer's efforts to cause the Companies, at Buyer's expense, to deliver, or cause to be delivered, to Buyer an unqualified and unmodified audit report of AA on the balance sheets of the Companies as of December 31, 1997 and December 31, 1998, and audited statements of operations and cash flows of the Companies for the fiscal years then ended, which report shall be without limitation as to the scope of the audit. The Sellers, in his capacity as an officer and directors of the Companies during such periods, shall assist Buyer, at no cost or expense to Sellers, by providing all management letters, reports or representations reasonably requested by such auditors in connection with such audits.
H. BOCA RATON BRANCH. Buyer agrees that, at Barrett's sole option, Barrett may continue to maintain and operate the Companies' Boca Raton branch office (which is currently operated by Barrett) for a period of up to 10 years; provided, however, that Barrett shall not have the right to assign his rights to operate the Boca Raton branch office without the prior written consent of the Buyer; provided, further, that operation of the Companies' Boca Raton branch shall cease if American Airlines terminates the Companies' status as a tour operator for American Airlines. Barrett shall bear all costs associated with the Boca Raton branch office. All upfront commissions shall be paid to Barrett and override commissions shall be paid to the Companies from the Boca Raton branch. Barrett shall pay the Companies a monthly fee of $1,000 (as adjusted annually as mutually agreed upon by Barrett and Buyer in order to maintain the current economic terms of such arrangement), for certain sales report filing and accounting services to the Boca Raton branch currently provided by the Companies. The above new arrangement with Barrett assumes that the monthly fee of $1,000 is equal to or greater than those currently charged to Barrett by the Companies and that the current arrangement is, and the future arrangement will be, in compliance with all applicable industry or governmental regulatory bodies and all applicable laws, rules and regulations. A mutually agreeable operating agreement shall be entered into between Barrett and the Companies to formalize the arrangement described in this Section 6.8.

                I. ARC CONSENT. The Companies, Buyer and Sellers shall each use their reasonable best efforts to cooperate and to work together to obtain any and all consents required by ARC in connection with this Agreement and the transactions contemplated hereby, including the sale of the Shares to Buyer.

                                  ARTICLE VII
          CONDITIONS TO OBLIGATIONS OF PARTIES TO CONSUMMATE CLOSING

A. CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer under this Agreement to consummate the Closing is subject to the conditions that:

                        1.       COVENANTS, REPRESENTATIONS AND WARRANTIES.
The Companies and the Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date. The representations and warranties of the Companies and the Sellers set forth in this Agreement shall be accurate in all material respects at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. In addition, Buyer shall have determined from its due diligence review of the Companies that no Material Adverse Change or Material Adverse Effect shall have occurred in the financial condition, business, operations or prospects of the Companies from those presented to Buyer prior to execution of this Agreement.

                        2. CONSENTS. All statutory requirements for the valid consummation by the Companies and the Sellers of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act, if applicable, and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the transactions contemplated hereby shall have been obtained in form and substance reasonably satisfactory to Buyer. All approvals of the Board of Directors and stockholders of the Companies necessary for the consummation of this Agreement and the transactions contemplated hereby shall have been obtained.

                        3.       LEASES.  Leases for the Companies'
headquarters and call centers shall continue to remain in full force and effect following the Closing in form and substance satisfactory to Buyer.

                        4. DISCHARGE OF INDEBTEDNESS AND LIENS. The Sellers and the Companies shall have provided for the payment in full by the Companies of all Funded Indebtedness of the Companies and all extended credit from vendors at the Closing (other than customary accounts payable outstanding on 90 day or less payment terms in accordance with past practices). Such Funded Indebtedness, if any, as of December 31, 1998, is listed on Exhibit P hereto. The Sellers shall have also provided for the termination of all Encumbrances of record on the properties of the Companies, except for Permitted Exceptions. All liens or UCC filings against the Companies shall have been terminated as of the Closing.

                        5. TRANSFER TAXES. The Sellers shall have paid all stock transfer or gains taxes imposed on the Sellers incurred in connection with this Agreement.

                        6. FINANCIAL CONDITION. The Companies shall continue to have Cash and Cash Equivalents on the Closing Date in an amount not less than $385,000.

                        7. PRELIMINARY CLOSING BALANCE SHEET. The Companies and the Sellers shall have delivered to Buyer the Preliminary Closing Balance Sheet and Buyer shall be reasonably satisfied in all respects with the content of the Preliminary Closing Balance Sheet.

                        8. DOCUMENTS TO BE DELIVERED BY THE SELLERS AND THE COMPANIES. The following documents shall be delivered at the Closing by the Sellers and the Companies:

                a) OPINION OF SELLERS' COUNSEL. Buyer shall have received an opinion of counsel to Sellers and the Companies, dated the Closing Date, in substantially the same form as the form of opinion that is Exhibit B hereto.

                b) CERTIFICATES. Buyer shall have received (i) an officer's and stockholder's certificate and (ii) a secretary's certificate of the Companies executed by officers of the Companies and the Sellers, as appropriate and dated the Closing Date, in substantially the same forms as the forms of certificates that are attached as Exhibit C-1 and Exhibit C-2, respectively, hereto.

                c) RELEASE. The Sellers shall have furnished the Companies with a duly executed general release of liabilities in the form attached as Exhibit D hereto.

                d) ESCROW AGREEMENT. The Sellers shall have delivered to Buyer at the Closing the duly executed Escrow Agreement.

                e) TERMINATION OF EMPLOYMENT AGREEMENTS. The Companies shall have provided evidence satisfactory to Buyer of the complete termination, without liability to the Companies, of all employment agreements in existence prior to the Closing among the Companies, on the one hand, and the Sellers or any other employees of the Companies; provided, however, that the parties to this Agreement acknowledge and agree that for purposes of this Agreement an employee-at-will shall not be considered to be bound and subject to an employment agreement. In addition, Hicks will have entered into a new Employment Agreement with the Buyer and the Companies in substantially the form of Exhibit Q hereto.

                f) STOCK CERTIFICATES. The Sellers shall have delivered the Shares accompanied by duly executed stock powers, together with any stock transfer stamps or receipts for any transfer taxes required to be paid thereon.

                g)      RESIGNATION OF DIRECTORS.   The Companies shall deliver
                the written
                resignations of all directors of the Companies effective as of the Closing; provided that Buyer shall cause replacement director(s) to be duly elected and appointed upon such resignations.

B. CONDITIONS TO THE SELLERS' AND THE COMPANIES' OBLIGATIONS. The obligation of the Sellers and the Companies under this Agreement to consummate the Closing is subject to the conditions that:

                        1. COVENANTS, REPRESENTATIONS AND WARRANTIES. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing and the representations and warranties of Buyer set forth in Article IV hereof shall be accurate in all material respects, at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

                        2. CONSENTS. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including expiration or early termination of all waiting periods under the HSR Act (if applicable) and those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Buyer of the transactions contemplated hereby shall have been obtained unless such failure shall not have a Material Adverse Effect on the Business.

                        3. ESCROW AGREEMENT. Buyer shall have delivered to the Sellers at the Closing the duly executed Escrow Agreement required pursuant to Section 2.5 hereof.


                        4. PAYMENTS TO THE SELLERS. The Sellers shall have received the portion of the Purchase Price payable at Closing to the Sellers.

C.    WAIVER.  Buyer can waive satisfaction of any condition set forth in
Section 7.1 and the Sellers can waive any condition set forth in Section 7.2


                                 ARTICLE VIII
                                INDEMNIFICATION

A. INDEMNIFICATION OF BUYER. Except as provided in and subject to Section 8.6, the Sellers agrees to indemnify and hold harmless Buyer, the Companies, each officer and director of the Companies and Buyer and any successor of the Companies or Buyer (collectively, the "INDEMNIFIED PARTIES") from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "INDEMNIFIABLE COSTS"), which any of the Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, arising out of (A) any misrepresentation, breach or default by the Sellers or the Companies of or under any of the representations, warranties, covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith, (B) the assertion of any claim or liability against the Companies or any of the Indemnified Parties involving the Companies by any Person based upon facts or circumstances arising prior to the Closing Date which form the basis for any claim or litigation, (C) the Companies' tortious acts or omissions to act prior to Closing for which the Companies did not carry liability insurance for itself as the insured party sufficient to satisfy such claim or liability, whether or not such acts or omissions to act result in a breach or violation of any representation or warranty, or (D) any accounts payable or accrued liabilities of the Companies incurred prior to the Closing Date but paid by Buyer or the Companies on or after the Closing Date to the extent not reflected on the Audited Closing Balance Sheet.

B. DEFENSE OF THIRD PARTY CLAIMS. If any legal proceeding shall be instituted, or any claim or demand made, by any third party against any Indemnified Party in respect of which the Sellers may be liable hereunder (and such determination shall be made without regard to the limitations set forth in
Section 8.6), such Indemnified Party shall give prompt written notice thereof to the Sellers and, except as otherwise provided in Section 8.4 below, the Sellers shall have the right to defend, or cause the Companies or its successors to defend, any litigation, action, suit, demand, or claim for which such Indemnified Party may seek indemnification with counsel satisfactory to the Sellers; provided, however, that the Sellers may not settle any such litigation, action, suit, demand, or claim without the prior written consent of Buyer, which shall not be unreasonably withheld. Notwithstanding the foregoing, if in the reasonable judgment of Buyer, (i) such litigation, action, suit, demand or claim, or the resolution thereof, would have a Material Adverse Effect on Buyer or the Companies in excess of $50,000 not covered as an Indemnifiable Cost or (ii) Sellers have a conflict of interest in defending such action on Buyer's or the Companies' behalf, at Buyer's election, Buyer may defend itself , and in either of such instances Sellers shall be liable for all expenses reasonably incurred in connection therewith (including, without limitation, settlement payments and reasonable attorney's fees). If neither (i) nor (ii) are applicable but Buyer desires to participate in the defense of an action Sellers are defending because in Buyer's reasonable judgment the outcome of such action could have an ongoing effect on Buyer, the Companies or its successors, the Buyer may participate but at its own expense. In the event the Sellers fails or refuses to defend any legal proceeding he is required to defend under this Article VIII within a reasonable length of time, the Indemnified Parties shall be entitled to assume the defense thereof, and the Sellers shall be liable to repay the Indemnified Parties for all expenses reasonably incurred in connection with said defense (including, without limitation, settlement payments and reasonable attorney's fees). If the Sellers does not or refuses to assume the defense of any litigation, action, suit, demand, or claim in any legal proceeding he is required to defend under this Article VIII, the Indemnified Parties shall have the absolute right, at Sellers' expense, to control the defense of and to settle, in their sole discretion and without the consent of Sellers, such litigation, action, suit, demand, or claim, but Sellers shall be entitled, at his own expense, to participate in such litigation, action, suit, demand, or claim, and if the Sellers elects to participate in such litigation the Indemnified Parties shall consult with the Sellers prior to settling such litigation. The party controlling any defense pursuant to this Section 8.2 shall deliver, or cause to be delivered to the other party, copies of all correspondence, pleadings, motions, briefs appeals or other written statements relating to or submitted in connection with the defense of any such litigation, action, suit, demand, or claim, and timely notices of any hearing or other court proceeding relating to such litigation, action, suit, demand, or claim.

C.    PROCEDURE FOR CLAIMS.

(a)   ESCROW CLAIMS.    If any claim for indemnification is made by an
Indemnified Party pursuant to this Article VIII prior to the expiration of the Escrow Period, such Indemnified Party shall first apply to the Escrow Agent provided in Section 2.5 of this Agreement for reimbursement of such claim in accordance with the provisions of the Escrow Agreement; provided, however, the Escrow Sum is not intended to be an exclusive remedy in the event Buyer has indemnification claims hereunder which exceed such amount.

(b) OTHER CLAIMS. If pursuant to this Article VIII any claim for indemnification is made by (i) an Indemnified Party after the expiration of the Escrow Period, other than claims of third parties which are governed by Section 8.2 hereof, or (ii) the Sellers, the Indemnified Party or the Sellers, as the case may be (in either instance, the "CLAIMANT"), shall send written notice to the other Person (by certified mail, return receipt requested or by personal service as provided in Section 10.2 hereof) setting forth in reasonable detail a description of the facts upon which the claim is based and a reasonable estimate of the amount of the claim (a "CLAIM", with the notice thereof referred to as the "CLAIM NOTICE"). The Person against whom the Claim is brought (the RESPONDENT") shall have fifteen (15) calendar days from receipt of the Claim Notice to respond to such Claim. Such response shall be in writing and shall (i) set forth in reasonable detail the Respondent's objection to the Claim and the basis for such objection, or (ii) the efforts undertaken or to be undertaken by the Respondent to cure the Claim. In the event the Respondent fails to respond to the Claim Notice in the manner set forth above within such 15-day period, the Respondent shall be deemed to have conceded the Claim in full. In the event the parties are unable to resolve the Claim within thirty (30) calendar days from the date of receipt of the Claim Notice, the Claim shall be submitted to arbitration in accordance with Section
10.9 below.

D. TAX AUDITS, ETC. In the event of an audit of a Tax Return of the Companies with respect to which an Indemnified Party might be entitled to indemnification pursuant to this Article VIII, the indemnifying parties shall have the right to control any and all such audits which may result in the assessment of additional Taxes against the Companies and any and all subsequent proceedings in connection therewith, including appeals (subject to the prior written consent of Buyer, which shall not unreasonably be withheld); provided, however, that the Sellers and the Buyer shall jointly control, and shall cooperate with each other in connection with, any and all such audits which may result in the assessment of additional Taxes against the Companies for periods both before and after the Closing Date. The Sellers shall cooperate fully in all matters relating to any such audit or other Tax proceeding (including according access to all records pertaining thereto), and will execute and file any and all consents, powers of attorney, and other documents as shall be reasonably necessary in connection therewith. If additional Taxes are payable by the Companies as a result of any such audit or other proceeding, the Sellers shall be responsible for and shall promptly pay all Taxes, interest, and penalties for which any of the Indemnified Parties shall be entitled to indemnification.

E. INDEMNIFICATION OF SELLERS. Buyer agrees to indemnify and hold harmless the Sellers and the Companies and each officer, director, stockholder or affiliate of the Companies, from and against any Indemnifiable Costs arising out of (A) any misrepresentation, breach or default by Buyer of or under any of the covenants, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith; (B) any claim against a Seller after the Closing Date as a result of any guarantee by a Seller of any lease or other obligation of the Companies in existence as of the Closing Date to the extent that such guarantee has been disclosed to Buyer pursuant to the Disclosure Schedule and such guarantee was made by Seller(s) in the ordinary course of business; and (C) any accounts payable, accrued liabilities or other obligations incurred by the Companies after the Closing Date in the ordinary course of business, except for any such liabilities or obligations that are a direct result of the negligence or willful misconduct of Sellers.

F. LIMITS ON INDEMNIFICATION. All Indemnifiable Costs sought by any party hereunder shall be net of any insurance proceeds received by such Person with respect to such claim (less the present value of any premium increases occurring as a result of such claim). Except for any claims for breach of the representations, warranties and covenants of the Sellers under Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.17 or 6.5(d) hereof (for which indemnification claims must be made prior to the expiration of the applicable statute of limitations and if so made, such claims shall continue after such date until finally resolved), the right to make claims for indemnification provided under this
Article VIII shall expire on the third anniversary of the Closing Date (except for claims made prior to such date which shall continue after such date until finally resolved). The Sellers shall not be obligated to pay any amounts for indemnification under this Article VIII (other than indemnification required pursuant to Section 8.1(E) above) until the aggregate indemnification obligation sought by Buyer hereunder exceeds $25,000, whereupon the Sellers shall be liable for all amounts for which indemnification may be sought; provided, however, that any Indemnifiable Costs resulting from a breach by the Sellers of any of his obligations under Section 5.6 or Section 6.5 hereof, shall not be subject to the limitations set forth in this sentence, but shall be reimbursable by the Sellers to the Indemnified Parties on a dollar-for-dollar basis. Buyer shall not be obligated to pay any amounts for indemnification under this Article VIII until the aggregate indemnification obligation sought by the Sellers hereunder exceeds $25,000, whereupon Buyer shall be liable for all amounts for which indemnification may be sought. For purposes of Section 8.1 or 8.5, any requirement in any representation or warranty that an event or fact be material or have a Material Adverse Effect, as appropriate, in order for such event or fact to constitute a misrepresentation or breach of such representation or warranty shall be ignored. Notwithstanding the foregoing, in no event shall the aggregate liability of the Sellers to Buyer or Buyer to the Sellers exceed the Purchase Price. However nothing in this Article VIII shall limit Buyer or the Sellers in exercising or securing any remedies provided by applicable statutory or common law with respect to the conduct of the Sellers or Buyer in connection with this Agreement or in the amount of damages that it can recover from the other in the event that Buyer successfully proves intentional fraud or intentional fraudulent conduct in connection with this Agreement. All Indemnifiable Costs paid by the Sellers shall be deemed to be a reduction of the Purchase Price paid by Buyer under this Agreement.

                                  ARTICLE IX
                              TERMINATION

                A. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                        1. by the mutual written consent of the Companies and Buyer;

                        2. in writing by Buyer, if the Companies or any of the Sellers have breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied; or

                        3. in writing by the Sellers and the Companies, if Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, and in each case such breach has not been remedied within ten (10) business days after receipt of notice specifying such breach and demanding such breach to be remedied; or

                        4. in writing by either the Companies and the Sellers, on the one hand, or Buyer, on the other hand, in the event the Closing has not occurred on or before April 30, 1999, unless the failure of such consummation or the failure to satisfy such condition, as applicable, shall be due to a breach of any representation or warranty made by the party or parties seeking to terminate this Agreement or the failure of such party or parties to comply in all material respects with the agreements and covenants contained herein to be performed by such party or parties.

                B. EFFECT OF TERMINATION. If the transactions contemplated by this Agreement are terminated pursuant to Section 9.1 by notice in writing to the non-terminating party or parties, this Agreement shall become void and of no further force and effect, except that such termination shall not relieve (i) any party from its covenants in respect of confidentiality contained in Section 6.3 and the second to last sentence of Section 5.5 and
(ii) any party then in breach of any representation, warranty, covenant or agreement contained in this Agreement from liability in respect of such breach.


                                   ARTICLE X
                                 MISCELLANEOUS

A. MODIFICATIONS; WAIVERS. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

B. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or 48 hours after deposited in the United States mail, first-class, postage prepaid, or by facsimile addressed to the respective parties hereto as follows:


                           Buyer:

                                    Global Vacation Group, Inc.
                                    1420 Pennsylvania Avenue, NW
                                    Suite 550
                                    Washington, D.C.  20005
                                    Attention:       Roger Ballou, Chairman
                                                     Larry Gilbertson
                                    Fax No.:(202) 347-0710
                                    Tel No.:(202) 347-1800

                           With a copy to:

                                    Hogan & Hartson L.L.P.
                                    Columbia Square
                                    555 Thirteenth Street, NW
                                    Washington, DC  20004-1109
                                    Attention: Christopher J. Hagan
                                    Fax No.:(202) 637-5910
                                    Tel No.:(202) 637-5600

                           The Companies or the Sellers:

                                    c/o Island Resort Tours, Inc.
                                    300 E. 40th Street
                                    New York, NY 10016-2188
                                    Fax No.:(212) 697-7112
                                    Tel No.:(212) 476-9439

                           With a copy to:

                                    Alter & Goldman
                                    261 Madison Avenue
                                    New York, NY  10016
                                    Attention:       Bruce R. Alter, Esq.
                                    Fax No.:(212) 338-9797
                                    Tel No.:(212) 338-0707


or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

      C. COUNTERPARTS; FACSIMILE TRANSMISSION. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

      D. EXPENSES. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Agreement and the consummation of the transactions contemplated herein, provided, however, that the Sellers shall bear all costs and expenses of (i) any broker involved in this transaction on behalf of the Sellers or the Companies and (ii) all legal and other expenses of the Sellers or the Companies with respect to this Agreement and the transactions contemplated hereby.

      E. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Companies, Buyer and the Sellers, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by the Companies or the Sellers without the prior written consent of Buyer. This Agreement shall be assignable by Buyer to either (a) any lender providing financing to Buyer or its Affiliates or (b) an Affiliate of Buyer, in each case without the prior written consent of Sellers, but any such assignment shall not relieve Buyer of its obligations hereunder. In addition, Buyer may assign any or all of its rights and obligations hereunder, without the consent of the Sellers following the Closing, in connection with any sale of all or substantially all of the assets, capital stock or business of Buyer or the Companies (whether effected by sale, exchange, merger, consolidation or other transaction).

      F. ENTIRE AND SOLE AGREEMENT. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

G. GOVERNING LAW. This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

H. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties and the related indemnities made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of three (3) years, provided (a) the representations and warranties contained in Sections 3.14 and 3.17 of this Agreement, and the related indemnities, shall survive the Closing until the expiration of the applicable statutes of limitations for determining or contesting Tax liabilities, (b) the representations, warranties and covenants contained in Sections 3.1, 3.2, 3.3, 3.6 and 6.5(d) of this Agreement, and the related indemnities, shall survive the Closing indefinitely and not expire, (c) all covenants in Article VI which have an expiration date contained therein shall expire as of such date, and (d) all other covenants in this Agreement that do not have an expiration date shall expire upon the expiration of the applicable statutes of limitations.

I. DISPUTE RESOLUTION. ALL DISPUTES BETWEEN THE SELLERS AND BUYER WITH RESPECT TO ANY PROVISION OF THIS AGREEMENT OR THE RIGHTS AND OBLIGATIONS OF THE SELLERS AND BUYER HEREUNDER (OTHER THAN DISPUTES INVOLVING ALLEGATIONS OF INTENTIONAL FRAUD AND DISPUTES ARISING UNDER SECTION 6.4 OF THIS AGREEMENT), WHICH CANNOT BE RESOLVED BY MUTUAL AGREEMENT, WILL BE RESOLVED IN THE DISTRICT OF COLUMBIA BY BINDING ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION IN THE DISTRICT OF COLUMBIA OR BY ANY OTHER MEANS OF ALTERNATIVE DISPUTE RESOLUTION MUTUALLY AGREED UPON BY THE PARTIES.

J. INVALID PROVISIONS. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

K. PUBLIC ANNOUNCEMENTS. Neither the Sellers nor the Companies shall make any public announcement of the transactions contemplated hereby without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

L. REMEDIES CUMULATIVE. Except as otherwise provided herein, the remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

M. THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

N. STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

                IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

                                BUYER:

                                GLOBAL VACATION GROUP, INC.



                                By:
                                          ------------------------------------
                                         Roger H. Ballou
                                         President and Chief Executive Officer


                                THE COMPANIES:

                                ISLAND RESORT TOURS, INC.



                                By:
                                         ---------------------------------------
                                         Name:
                                         President


                                INTERNATIONAL TRAVEL & RESORTS, INC.



                                By:
                                         ---------------------------------------
                                         Name:
                                         President



                                SELLERS:


                                ---------------------------------
                                Stephen A. Hicks


                                ---------------------------------
                                Robert A. Barrett


                                FAIRWEATHER HOLDING, CO.



                                By:
                                         ---------------------------------------
                                         Name:
                       President